QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

PRESS RELEASE
Contact: Martin J. Landon
(210) 255-6494

KINETIC CONCEPTS, INC. ANNOUNCES
PRICING OF INITIAL PUBLIC OFFERING

San Antonio, Texas, February 23, 2004—Kinetic Concepts, Inc., a global medical technology company with leadership positions in advanced wound care and therapeutic surfaces, today announced that it has priced an initial public offering of its common stock at a price of $30.00 per share, before underwriting discounts and commissions. The offering consists of 18,000,000 shares of common stock, of which 3,500,000 will be newly issued shares offered by the Company and 14,500,000 are existing shares offered by selling shareholders. In addition, the Company and the selling shareholders have granted the underwriters an option to purchase from the selling shareholders up to an additional 2,700,000 shares of common stock to cover over-allotments, if any. The shares are expected to commence trading on a when-issued basis on the New York Stock Exchange on February 24, 2004 under the symbol "KCI". The offering is expected to close on February 27, 2004.

Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities Inc. are acting as joint book-running managers, Credit Suisse First Boston LLC and Goldman, Sachs & Co. are acting as joint lead managers and Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Piper Jaffray & Co. and SG Cowen Securities Corporation are acting as co-managers.

The offering of these securities is made only by means of a prospectus, which may be obtained by writing or calling the prospectus departments of either Merrill Lynch, at 4 World Financial Center, New York, NY 10080, (212) 449-1000, or JPMorgan, at One Chase Manhattan Plaza, Floor 5B, New York, NY 10081, (212) 552-5164.

A registration statement relating to these securities was filed with the Securities and Exchange Commission and declared effective by the SEC on February 23, 2004. The public offering is being made by means of a prospectus. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdictions in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

This press release contains forward-looking statements, such as those relating to the timing of the closing. These forward-looking statements are based on our current expectations and are subject to a number of risks and uncertainties. For example, changes in market or other conditions could affect our ability to consummate the offering in a timely manner, if at all. KCI undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this press release.

QuickLinks

KINETIC CONCEPTS, INC. ANNOUNCES PRICING OF INITIAL PUBLIC OFFERING